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                                                                     Exhibit 8.1


                      [LETTERHEAD OF SULLIVAN & CROMWELL]


                                                               November 20, 2001

IPC Holdings, Ltd.,
     American International Building,
          29 Richmond Road,
               Pembroke, HM 08 Bermuda.

Ladies and Gentlemen:

     We have acted as counsel to IPC Holdings, Ltd. (the "Company") in connection with the registration, under the Securities Act of 1933, as amended (the "Securities Act"), of $510,772,500 proposed maximum aggregate offering price of Common Shares of the Company, under the registration statement on Form S-3 (the "Registration Statement") filed by the Company on or about the date hereof with the Securities and Exchange Commission. We hereby confirm to you that, in our opinion, insofar as they purport to describe provisions of United States federal income tax law, the statements set forth under the captions "Certain Tax Considerations -- Taxation of the Company and IPCRe -- United States" and "Certain Tax Considerations -- Taxation of Shareholders -- United States Taxation of U.S. and Non-U.S. Shareholders" in the Prospectus included in the Registration Statement are accurate in all material respects.

     We hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit to the Registration Statement of which the Prospectus is a part and the reference to us under the heading "Certain Tax Considerations." In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

                                                             Very truly yours,

                                                             SULLIVAN & CROMWELL